Exhibit 99.1

Key Energy Services, Inc.	May 9, 2018
1301 McKinney Street Suite 1800 Houston, TX 77010
Contact: West Gotcher 713-757-5539

FOR IMMEDIATE RELEASE
Key Energy Services Reports First Quarter 2018 Earnings

•	U.S. revenue grew approximately 8% sequentially in the first quarter of 2018, in spite of adverse weather impacts in January and March

•	U.S. Rig Services revenue grew approximately 8% sequentially in the first quarter of 2018 as demand for production and completion activity continues to increase

•	Coiled Tubing Services revenue grew 24% sequentially in the first quarter of 2018 and 245% as compared to the first quarter of 2017
HOUSTON, TX, May 9, 2018 - Key Energy Services, Inc. (“Key” or the “Company”) reported first quarter 2018 consolidated revenues of $125.3 million and a pre-tax GAAP loss of $25.0 million, or $1.23 per share. The results for the first quarter include expenses of $2.1 million, or $0.10 per share, associated with certain equity awards and a gain on sale of assets of $4.7 million, or $0.23 per share. Excluding these items, the Company reported a pre-tax loss of $27.6 million, or $1.36 per share.
Consolidated revenues in the first quarter or 2018 increased $24.0 million, or 23% from the first quarter of 2017. The Company’s net loss in the first quarter of 2018 improved $21.9 million to a net loss of $25 million as compared to a net loss of $46.9 million in the first quarter of 2017, with diluted loss per share improving to $1.23 per share in the first quarter of 2018 as compared to $2.33 per share in the first quarter of 2017.
Overview and Outlook
Key’s President and Chief Executive Officer, Robert Drummond, stated, “I am pleased to see another quarter of growth, with our consolidated revenues up approximately 8% in the first quarter from the fourth quarter. We had continued success staffing and deploying our large diameter coiled tubing units, generating a sequential 24% increase in revenues. Since the end of the first quarter, we have deployed an additional 4 units, bringing our total deployed fleet to 13 units today. Our rig services segment generated an approximately 8% increase in revenues in the first quarter compared to the fourth quarter, overcoming weather and the usual seasonal factors. We were also successful in increasing prices in our rig services segment which provided some benefit in the first quarter with the full effect expected to benefit the second quarter.
Drummond continued, “Given the improvements in demand we were seeing in the market, in the first quarter of 2018, we continued to add employees and to incur start-up costs to take advantage of the improving market conditions. This impacted our results during the quarter and offset the incremental earnings we otherwise would expect from the price increases and improving activity. In

May 9, 2018

March, and again in April, we began to see healthy incremental earnings fall-through via price and lower start-up costs and expect the same for the second quarter of 2018.
“We believe we’re in the early stages of customers responding to the uplift in oil prices and the associated economics of increasing production from existing wells. We have experienced increased customer inquiries for well service rigs, but have not yet seen a substantial activity increase. I am confident that the economics for well maintenance represents a compelling value proposition for our customers to realize easily accessible, return-accretive cash flows and we expect our activity to increase as a result.”
Financial Overview
The following table sets forth summary data for the first quarter 2018 and prior comparable quarterly periods:

	Three Months Ended (unaudited)
	March 31, 2018	December 31, 2017	March 31, 2017
Revenues	$125.3	$116.3	$101.5
Net loss	(25.0)	(22.3)	(46.9)
Diluted loss per share	(1.23)	(1.11)	(2.33)
Adjusted EBITDA	0.7	1.8	(11.0)
U.S. Results
First quarter 2018 U.S. Rig Services revenues of $70.3 million were up 8.5% as compared to fourth quarter 2017 revenues of $64.8 million, with rig hours increasing approximately 6.5% to 175,232 hours. Margins increased by approximately 190 basis points in the first quarter of 2018 from the fourth quarter of 2017 largely due to increased activity and a partial quarter benefit of pricing increases offsetting a 180 basis point impact due to first quarter payroll tax effect.
First quarter 2018 Fluid Management Services revenues of $22.8 million were down 2.1% as compared to the fourth quarter 2017 revenues of $23.3 million. First quarter truck hours were down approximately 6% quarter on quarter with revenue per truck hour increasing approximately 4% largely due to higher pricing. Truck hours fell primarily due to customer and regional transition of trucks into more attractive markets. Fluid Management Services margins declined approximately 420 basis points on lower activity and the first quarter payroll tax effect.
First quarter 2018 Coiled Tubing Services revenues of $18.4 million were up 24.0% as compared to fourth quarter 2017 revenue of $14.9 million on higher utilization of large diameter coiled tubing units during the first quarter of 2018 as compared to the fourth

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quarter of 2017. Coiled Tubing Services margins were negatively impacted by approximately 800 basis points in the first quarter as compared to the fourth quarter due to payroll taxes and start-up costs for first and early second quarter deployments.
First quarter 2018 Fishing & Rental Services revenues of $13.8 million were up 3.5% as compared to fourth quarter 2017 revenues of $13.4 million. First quarter 2018 Fishing & Rental Services margins were negatively impacted by approximately 200 basis points due largely to lower activity and equipment repair costs.
General and Administrative Expenses
General and Administrative (G&A) expenses were $24.6 million for the first quarter of 2018 compared to $16.8 million in the prior quarter. First quarter 2018 G&A expenses included $2.0 million of stock-based compensation expense. Fourth quarter 2017 G&A expenses included a $3.7 million gain related to stock-based compensation cancellation expense.
Liquidity
As of March 31, 2018, Key had total liquidity of $78.2 million, consisting of $50.5 million in unrestricted cash and $27.7 million of borrowing capacity available under the Company’s $100.0 million asset-based loan facility. This compares to total liquidity of $97.8 million at December 31, 2017, consisting of $73.1 million in unrestricted cash and $24.7 million of borrowing capacity available under the Company’s $100.0 million asset-based loan facility. Capital expenditures for the first quarter of 2018 were $9.4 million.
Conference Call Information
As previously announced, Key management will host a conference call to discuss its first quarter 2018 financial results on Thursday, May 10, 2018 at 10:00 a.m. CDT. Callers from the United States and Canada should dial 888-794-4637 to access the call. International callers should dial 352-204-8973. All callers should ask for the "Key Energy Services Conference Call" or provide the access code 2199541. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select "Investor Relations."
A telephonic replay of the conference call will be available on Thursday, May 10, 2018, beginning approximately two hours after the completion of the conference call and will remain available for two weeks. To access the replay, call 855-859-2056 or

May 9, 2018

800-585-8367. The access code for the replay is 2199541. The replay will also be accessible at www.keyenergy.com under "Investor Relations" for a period of at least 90 days.
Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
REVENUES	$125,316	$116,280	$101,452
COSTS AND EXPENSES:
Direct operating expenses	98,211	94,351	87,306
Depreciation and amortization expense	20,356	21,217	21,301
General and administrative expenses	24,574	16,786	30,996
Impairment expense	—	—	187
Operating loss	(17,825)	(16,074)	(38,338)
Interest expense, net of amounts capitalized	8,144	8,125	7,710
Other income, net	(1,007)	(1,408)	(240)
Reorganization items, net	—	—	1,340
Loss before tax income taxes	(24,962)	(22,791)	(47,148)
Income tax (expense) benefit	(1)	464	289
NET LOSS	$(24,963)	$(22,327)	$(46,859)
Loss per share:
Basic and diluted	$(1.23)	$(1.11)	$(2.33)
Weighted average shares outstanding:
Basic and diluted	20,218	20,116	20,096

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Segment Revenue and Operating Income (in thousands, except for percentages, unaudited):

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Revenues
U.S. Rig Services	$70,304	$64,804	$60,291
Fluid Management Services	22,754	23,251	17,895
Coiled Tubing Services	18,423	14,861	5,341
Fishing & Rental Services	13,835	13,364	15,855
International	—	—	2,070
Consolidated Total	$125,316	$116,280	$101,452

Operating Income (Loss)
U.S. Rig Services	$2,950	$(854)	$(2,087)
Fluid Management Services	(3,064)	(2,106)	(6,937)
Coiled Tubing Services	3,932	1,737	(2,285)
Fishing & Rental Services	(3,952)	(3,745)	(3,877)
International	—	(213)	(2,300)
Functional Support	(17,691)	(10,893)	(20,852)
Consolidated Total	$(17,825)	$(16,074)	$(38,338)

Operating Income (Loss) % of Revenues
U.S. Rig Services	4.2%	(1.3)%	(3.5)%
Fluid Management Services	(13.5)%	(9.1)%	(38.8)%
Coiled Tubing Services	21.3%	11.7%	(42.8)%
Fishing & Rental Services	(28.6)%	(28.0)%	(24.5)%
International	—%	—%	(111.1)%
Consolidated Total	(14.2)%	(13.8)%	(37.8)%

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Following is a reconciliation of net loss as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA and Adjusted EBITDA as required under Regulation G of the Securities Exchange Act of 1934.
Reconciliations of EBITDA and Adjusted EBITDA to net loss (in thousands, except for percentages, unaudited):

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net loss	$(24,963)	$(22,327)	$(46,859)
Income tax expense (benefit)	1	(464)	(289)
Interest expense, net of amounts capitalized	8,144	8,125	7,710
Interest income	(184)	(176)	(198)
Depreciation and amortization	20,356	21,217	21,301
EBITDA	$3,354	$6,375	$(18,335)
% of revenues	2.7%	5.5%	(18.1)%

Severance costs	—	—	473
Stock-based compensation	2,056	(3,989)	3,700
Restructuring items, net	—	—	1,340
Impairment expense	—	—	187
Gain on sales of assets	(4,737)	(596)	(147)
Restructuring professional fees	—	—	1,780
Adjusted EBITDA	$673	$1,790	$(11,002)
% of revenues	0.5%	1.5%	(10.8)%

Revenues	$125,316	$116,280	$101,452

May 9, 2018

	Three Months Ended March 31, 2018
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	Functional Support	Total
Net loss	$3,006	$(3,028)	$3,932	$(3,945)	$(24,928)	$(24,963)
Income tax expense	—	—	—	—	1	1
Interest expense, net of amounts capitalized	—	—	—	—	8,144	8,144
Interest income	—	—	—	—	(184)	(184)
Depreciation and amortization	7,787	5,179	1,172	5,754	464	20,356
EBITDA	$10,793	$2,151	$5,104	$1,809	$(16,503)	$3,354
% of revenues	15.4%	9.5%	27.7%	13.1%	—%	2.7%

Stock-based compensation	224	—	88	—	1,744	2,056
Gain on sales of assets	(1,648)	(49)	(2,923)	(117)	—	(4,737)
Adjusted EBITDA	$9,369	$2,102	$2,269	$1,692	$(14,759)	$673
% of revenues	13.3%	9.2%	12.3%	12.2%	—%	0.5%

Revenues	$70,304	$22,754	$18,423	$13,835	$—	$125,316

	Three Months Ended December 31, 2017
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Net loss	$(844)	$(2,052)	$1,737	$(3,737)	$(224)	$(17,207)	$(22,327)
Income tax benefit	—	—	—	—	—	(464)	(464)
Interest expense, net of amounts capitalized	—	—	—	—	—	8,125	8,125
Interest income	—	—	—	—	—	(176)	(176)
Depreciation and amortization	8,265	5,290	1,231	5,799	—	632	21,217
EBITDA	$7,421	$3,238	$2,968	$2,062	$(224)	$(9,090)	$6,375
% of revenues	11.5%	13.9%	20.0%	15.4%	—%	—%	5.5%

Stock-based compensation	(418)	(7)	(64)	—	—	(3,500)	(3,989)
(Gain) loss on sales of assets	(342)	(108)	13	(159)	—	—	(596)
Adjusted EBITDA	$6,661	$3,123	$2,917	$1,903	$(224)	$(12,590)	$1,790
% of revenues	10.3%	13.4%	19.6%	14.2%	—%	—%	1.5%

Revenues	$64,804	$23,251	$14,861	$13,364	$—	$—	$116,280

“EBITDA” is defined as income or loss attributable to Key before interest, taxes, depreciation, and amortization.

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“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as impairment expense, severance expense, loss on debt extinguishment, gains or losses on asset sales, asset retirements and impairments, and certain non-recurring transaction or other costs.

EBITDA and Adjusted EBITDA are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.

Normalized operating loss is a non-GAAP financial measure and is defined as operating loss plus or minus certain items such as impairment expense, severance expense, FCPA settlement costs and FCPA investigation costs. Normalized operating loss is used as a supplemental financial measure by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, primarily to compare the Company’s core operating and financial performance from period to period without regard to the many non-cash accounting charges or unusual expenses that have impacted the Company’s GAAP operating income and net income due to the severe downturn in the company’s business.

EBITDA, Adjusted EBITDA and normalized operating income have limitations as analytical tools and should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and normalized operating income exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations in using normalized operating loss as an analytical tool include that normalized operating loss excludes certain cash costs and losses actually incurred by the Company. Limitations to using EBITDA and Adjusted EBITDA as an analytical tool include:

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service, interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting their usefulness as a comparative measure; and

•
EBITDA and Adjusted EBITDA are a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

May 9, 2018

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections and its management’s beliefs and assumptions concerning future events and financial trends affecting its financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “predicts,” “expects,” “believes,” “anticipates,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements. In evaluating those statements, you should carefully consider the information above as well as the risks outlined in “Item 1A. Risk Factors,” in Key’s Annual Report on Form 10-K for the year ended December 31, 2017 and in other reports Key files with the Securities and Exchange Commission.

Key undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release except as required by law. All of Key’s written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

Important factors that may affect Key’s expectations, estimates or projections include, but are not limited to, the following: conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies; volatility in oil and natural gas prices; Key’s ability to implement price increases or maintain pricing on its core services; risks that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed in its businesses; industry capacity; asset impairments or other charges; the periodic low demand for Key’s services and resulting operating losses and negative cash flows; Key’s highly competitive industry as well as operating risks, which are primarily self-insured, and the possibility that its insurance may not be adequate to cover all of its losses or liabilities; significant costs and potential liabilities resulting from compliance with applicable laws, including those resulting from environmental, health and safety laws and regulations, specifically those relating to hydraulic fracturing, as well as climate change legislation or initiatives; Key’s historically high employee turnover rate and its ability to replace or add workers, including executive officers and skilled workers; Key’s ability to incur debt or long-term lease obligations; Key’s ability to implement technological developments and enhancements; severe weather impacts on Key’s business, including hurricane activity; Key’s ability to successfully identify, make and integrate acquisitions and its ability to finance future growth of its operations or future acquisitions; Key’s ability to achieve the benefits expected from disposition transactions; the loss of one or more of Key’s larger customers; Key’s ability to generate sufficient cash flow to meet debt service obligations; the amount of Key’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; an increase in Key’s debt service obligations due to variable rate indebtedness; Key’s inability to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and its inaccurate assessment of future activity levels, customer demand, and pricing stability which may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); Key’s ability to respond to changing or declining market conditions, including Key’s ability to reduce the costs of labor, fuel, equipment and supplies employed and used in its businesses; Key’s ability to maintain sufficient liquidity; the adverse impact of litigation; and other factors affecting Key’s business described in “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2017, and other reports Key files with the Securities and Exchange Commission.

About Key Energy Services
Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States.